Bravo’s RHOA Star Sheree Whitfield Spills the Tea with Fans and Revisits “Who gon' check me, boo?” in Daily Video Call-In Gossip Show Premiere
Technology innovator The Video Call Center partners with leading social publisher to create a daily live show connecting fans and celebs via ground-breaking live video call-in technology

NEW YORK – December 5, 2016 – The Video Call Center announces the launch of a new, online, daily, live show that tears down barriers between celebrities, audiences, and hosts. The VCC, developer of patented video call-in technology and provider of live production services, is licensing the technology and partnering with Wetpaint, one of the leading social publishers focused on celebrity and entertainment news, to create the new live program called The Tea.
The VCC platform enables partners like Wetpaint to create unique and highly engaging live programs featuring video callers from around the world. Producers are able to connect viewers via computer or smartphone with on-air talent, celebrities and audience members in broadcast-quality video. Production is accomplished without the need for an expensive TV control room. Callers join live using any device and a choice from more than a dozen different IP video calling services, including Facebook Messenger, SkypeTM, FaceTime® and Gruveo (WebRTC). The VCC platform includes caller filtering and editorial moderation features to ensure that only the most compelling and appropriate callers make it to air.
On today’s premiere, Bravo’s Real Housewives of Atlanta star, Sheree Whitfield, will join the show to “spill the tea” on her castmates, dig into the lasting impact of her iconic catchphrase “Who gon' check me, boo,” and field questions from live video callers from the audience around the world via the VCC video calling platform. The VCC’s own Jeremy Hassel, a staple of celebrity talk programs from MTV to E! News, will host the show, bringing his electric personality and incredible energy to The Tea, and facilitating a natural, lively, conversation between today’s hottest celebrities and their enthusiastic fans. “I’m excited to bring the thrill of live gossip TV experience to the one and only Wetpaint audience—for me, this is a match made in heaven,” Hassel commented.
The show taps into Wetpaint’s status as the “go-to-place” for celebrities and social influencers looking to reach an engaged millennial audience. “Wetpaint thrives on innovating social media. That is why the Video Call Center and its video caller technology is an exciting partner as we grow the Wetpaint live programming lineup. The Tea completely flips the script on entertainment TV, putting fans on air, no matter where they are, alongside their favorite bloggers and celebrities,” says Birame N. Sock, President and COO of Function(x) Inc (Nasdaq: FNCX), Wetpaint’s parent company. Wetpaint’s editors have been participating in the VCC’s OMGoss!p weekly program for the last year. “We believe it is time for us to launch a live daily celebrity news program unlike any other, leveraging our celebrity relationships and highly engaged audience of more than 10 million fans,” adds Sock.
Larry Thaler, CEO of the VCC said, “Wetpaint is demonstrating remarkable foresight into what engagement really means for TV programs. They’ve recognized the opportunity in video caller television and are using it to go beyond the usual, one-way celebrity talk TV formula in favor of something built from the ground up for social media savvy audiences. We are looking forward to working with this sophisticated team.”
Starting today, the show will air at http://www.wetpaint.com/video/series/the-tea/ on weekdays at 3pm EST.
About The Video Call Center, LLC
VCC is a technology and content development company devoted to handling large numbers of IP Video remotes-by-smartphone and putting them on the air through patented assistive automation approaches. VCC licenses its software and provides caller acquisition and production services. VCC has produced hundreds of programs for the web through its Talk Center America platform, and dozens of stations of co-owner TEGNA Media. VCC is jointly owned by Wolzien LLC and TEGNA, a significant investor and customer.
About Wetpaint
Wetpaint is owned and operated by Function(x), Inc. (Nasdaq: FNCX). With clever social packaging around killer entertainment content, Wetpaint has become a leader in social publishing with a celebrity hook. Every day the site showcases exclusive interviews, breaking stories, and our fangirl spin on the hottest news — all fueled by social media. By leveraging patented, proprietary social technology, Wetpaint drives the deepest form of engagement with its users—and gains new audiences virally through sharing. Wetpaint technology gives it the power to know what its audience wants and when, turning casual fans into true fanatics. That's how Wetpaint has become the leading social publisher for millennial women, with more than 10M Facebook fans, 13M monthly unique visitors, and 90M monthly page views. Wetpaint is known for hosting various celebrities such as Eva Longoria, Terrence Howard, Michelle Williams, Nick Lachey, Elizabeth Hurley, Bethenny Frankel, Miss America, AKON, Lance Bass, Jackie Cruz, Juliana and Bill Rancic, The Chainsmokers, Snooki, Wendy Williams, Erika Christensen and Nene Leakes, just to name a few.
Contact:
Media Relations for The Video Call Center:
Evan Sirof, (845) 883-2109
Marcomm-on-Call
evan@marcomm-on-call. com